Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2018 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – January 31, 2019 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $9,211,000 for the year ended December 31, 2018. Earnings per share was $1.60 while dividends totaled $1.08 per share for the year ended December 31, 2018. Net income increased by $563,000 as compared to the same period in 2017. The increase was primarily driven by an increase in interest income due to positive loan growth and a decrease in income tax expense.

Total interest income increased year over year by $3,305,000 or 10.2% chiefly due to positive loan growth and loans repricing, increasing interest on loans by $3,271,000 or 14.5%. The increase in interest on loans was offset by an increase in interest paid on deposits of $961,000 or 22.7% and borrowings of $1,111,000 or 49%, principally stemming from the rising deposit interest rate environment effected by the recent short-term federal funds rate hikes.

Non-interest income, excluding net investment gains, was $394,000 higher in 2018 as compared to 2017. Service charges and fees on deposits and ATM and debit card income increased by $427,000 as compared to the same period in 2017. Gains on sales of mortgage loans decreased by $128,000, as fewer mortgages are being originated.

Non-interest expense increased in 2018 to $22,645,000. The $1,124,000 increase over 2017 was the result of increases in salaries and employee benefits expense mainly due to the hiring of additional sales staff and normal merit increases and an increase in professional service fees related to newly adopted accounting pronouncements, additional SEC filings and various initiatives.

Income tax expense was $996,000 lower in 2018 as compared to 2017 due to major tax reform legislation, which reduced the Corporation’s tax rate from 34% to 21%, effective January 1, 2018. The Corporation recognized $405,000 of tax credits from low-income housing partnerships in 2018.

Total assets increased to $1,012,000,000 at December 31, 2018, an increase of $21,879,000 or 2.2% as compared to December 31, 2017, due to improved loan portfolio growth.

Net loans increased $47,737,000 or 8.7%, while deposits decreased $106,593,000 or 13.7%. Stockholders’ equity increased primarily as a result of an increase in retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.